Exhibit 4.2

Execution Version

AMPHENOL TECHNOLOGIES HOLDING GMBH

AMPHENOL CORPORATION

OFFICERS’ CERTIFICATE

Pursuant to Section 2.2 of the Indenture

Reference is made to the Indenture (the “Indenture”), dated as of March 30, 2026, among Amphenol Technologies Holding GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), as issuer (the “Issuer”), Amphenol Corporation, a Delaware corporation, as guarantor (the “Guarantor”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture.

Pursuant to Section 2.2 of the Indenture, the Issuer and Guarantor hereby certify, through Lance D’Amico, as a Managing Director of the Issuer and Executive Vice President, Secretary and General Counsel of the Guarantor, as follows:

1.	Pursuant to (i) an Action by Resolution of the Sole Shareholder (the “Sole Shareholder”) of the Issuer taken as of February 24, 2026, including authority delegated by the Sole Shareholder to the pricing committee of the Guarantor’s board of directors (the “Pricing Committee”), (ii) an Action by Unanimous Written Consent of the Guarantor’s board of directors taken as of February 24, 2026 and (iii) an Action by Unanimous Written Consent of the Pricing Committee taken as of March 24, 2026 (the “Pricing Committee Consent”), the Issuer has created one series of senior debt securities of the Issuer, designated as the 3.625% Senior Notes due 2031 (the “Notes”), to be issued under the Indenture, and authorized the sale of up to $1.5 billion (or applicable Euro equivalent) (or such other amount approved by the Pricing Committee not to exceed $2.0 billion (or applicable Euro equivalent)) in aggregate principal amount of one or more series of Notes.

2.	The terms of the Notes as authorized by and determined pursuant to the Pricing Committee Consent, are as follows:

(a)	The title of the Notes shall be 3.625% Senior Notes due 2031 (Common Code / ISIN: 331622575 / XS3316225757).

(b)	The price at which the Notes will be issued shall be 99.838% of the principal amount of the Notes.

(c)	The maximum aggregate principal amount of the Notes shall be €500,000,000.

(d)	The principal of the Notes shall be payable on March 30, 2031 (the “Maturity Date”).

(e)	(i) The Notes shall bear interest at an annual rate of 3.625% from March 30, 2026, payable annually on March 30 of each year (the “Interest Payment Dates”), commencing March 30, 2027 until the principal of the Notes is paid or made available for payment. The interest so payable shall be paid to the Persons in whose name the Notes are registered at the close of business on the day that is one Business Day (as defined below) immediately preceding the applicable Interest Payment Date (the “Interest Record Date”). A “Business Day” shall mean any day other than a Saturday or Sunday on which commercial banks and foreign exchange markets are open for business in New York and London and which is a day on which the real time gross settlement system operated by the Eurosystem, or any successor system (“T2”) is operating. The amount of interest payable on any Interest Payment Date shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or March 30, 2026 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association. In the event that any Interest Payment Date, any redemption date or the Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day (except as provided under Section 2(g)(IV), without any interest or other payment in respect of such delay) with the same force and effect as if made on such Interest Payment Date, such redemption date or Maturity Date, as the case may be.

(ii) Payments on the Notes will be made through the Paying Agent. Payments on the Notes will be made at the specified office or agency of the Paying Agent which, as of the date hereof, is U.S. Bank Europe DAC. The Issuer may also choose to pay interest by mailing checks or making wire transfers. The Issuer may also arrange for additional paying agent offices and may change these offices.

(f)	(i) Notices to Holders of the Notes will be sent to such Holders by the Issuer or by a designee at the Issuer’s direction. Any notice shall be deemed to have been given on the date of sending. So long as the Notes are represented by a Global Security deposited with the common depositary for Clearstream and Euroclear (the “Common Depositary”), notices to Holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream and Euroclear. At the Issuer’s direction and expense, the Trustee will transmit notices to each registered Holder’s last known address as it appears in the security register that the Trustee maintains. The Trustee will only transmit these notices to the registered Holder of the Notes. Holders will not receive notices regarding the Notes directly from the Issuer unless the Issuer reissues the Notes to the Holder in fully certificated form.

(ii) So long as any Notes are listed on the Official List of Euronext Dublin and admitted for trading on the Global Exchange Market thereof and the rules of Euronext Dublin so require, any such notice to the Holders of the relevant Notes shall also be published to the extent and in the manner permitted by such rules, posted on the official website of Euronext Dublin (www.euronext.com/en/markets/dublin) and, in connection with any redemption, the Issuer will notify Euronext Dublin of any change in the principal amount of Notes outstanding.

(g)	(I) Prior to the Par Call Date (as defined herein), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on an annual (ACTUAL/ACTUAL (ICMA)) basis at a rate equal to the comparable government bond rate (as defined below), plus 15 basis points, less (b) interest accrued to, but not including, the date of redemption, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Issuer may redeem the Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

If the date of redemption is on or after an Interest Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Interest Record Date, and no additional interest shall be payable to Holders whose Notes will be subject to redemption by the Issuer.

For purposes of this Section 2(g)(I), the following terms have the following meanings:

“Par Call Date” means December 30, 2030 (three months prior to the maturity date).

“comparable government bond” means, with respect to the Notes to be redeemed prior to the Par Call Date in relation to any comparable government bond rate calculation, at the discretion of an independent investment banker selected by the Issuer (an “independent investment banker”), a bond that is a direct obligation of the Federal Republic of Germany (a “German government bond”) whose maturity is closest to the Par Call Date of the Notes to be redeemed, or if such independent investment banker in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Issuer, determine to be appropriate for determining the comparable government bond rate.

“comparable government bond rate” means the yield (rounded to three decimal places, with 0.0005 being rounded upwards) of the comparable government bond on the third Business Day prior to the date fixed for redemption, calculated on the basis of the middle market price of such comparable government bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment banker selected by the Issuer and calculated in accordance with generally accepted market practice at the time.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. In connection with any redemption, the Issuer will notify Euronext Dublin of any change in the principal amount of Notes outstanding. The Trustee shall not be responsible for performing or verifying any calculations or selections required in connection with a redemption.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

(II) If (a) a Payor (as defined herein) becomes or will become obligated to pay Additional Amounts with respect to any Notes (as described under Section 2(g)(IV) below) as a result of any change in, or amendment to, the laws, treaties, rulings or regulations of a Relevant Jurisdiction (as defined below), or any change in the official interpretation or application of the laws, treaties, rulings or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after March 24, 2026 (or, if the applicable Relevant Jurisdiction became a Relevant Jurisdiction after March 24, 2026, such later date), and (b) such obligation cannot be avoided by taking reasonable measures available to the Issuer (provided that changing the jurisdiction of a Payor is not a reasonable measure for purposes of this section), the Issuer may, at its option, having given not less than 30 days’ notice to the Holders of the Notes (which notice shall be irrevocable), with a copy to the Trustee, redeem all, but not a portion of, the Notes at any time at their principal amount together with interest accrued to, but excluding, the redemption date, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Payor would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due. Prior to the publication of any notice of redemption pursuant to this section, the Issuer will deliver to the Trustee (i) an Officer’s Certificate stating that the requirements referred to in (a) and (b) above are satisfied, and (ii) an Opinion of Counsel to the effect that the Payor has or will become obligated to pay such Additional Amounts as a result of the change or amendment, in each case to be held by the Trustee and made available for viewing at the offices of the Trustee on written request by any Holder of the Notes. The Trustee will accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event they will be conclusive and binding on the Holders of the Notes. Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes called for redemption on the applicable redemption date. Notes called for redemption become due on the date fixed for redemption.

(III) For Notes which are represented by global certificates held on behalf of Euroclear and/or Clearstream, notices may be given by delivery of the relevant notices to Euroclear and/or Clearstream for communication to entitled account holders in substitution for the notification method set out above. In connection with any redemption, the Issuer will notify Euronext Dublin of any change in the principal amount of Notes outstanding.

(IV) All payments in respect of the notes or the Guarantee, as applicable, by us or the Guarantor or any successor thereto (each, a “Payor”) shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, “Taxes”), unless such withholding or deduction is required by applicable law. Where the withholding or deduction of Taxes by the Payor is imposed, collected, withheld, assessed or levied by or on behalf of Germany or any other jurisdiction in which a Payor is organized or resident for tax purposes, any jurisdiction through which the Paying Agent under the Indenture makes the payments on the Notes or the Guarantee on behalf of a Payor or, in each case, any governmental authority or political subdivision thereof or therein having the power to tax (a “Relevant Jurisdiction”), the Payor will, subject to the exceptions and limitations set forth below, pay such Additional Amounts as are necessary so that the net payment by the Payor or the Paying Agent under the Indenture of the principal of, premium, if any, and interest on such Notes received by each Holder, after such withholding or deduction (including any withholding or deduction in respect of such payment of Additional Amounts), will not be less than the amount that would have been received in respect of such Notes and the Guarantee had no withholding or deduction been required by the Payor. A Payor’s obligation to pay Additional Amounts shall not apply:

(1) to the extent of any Taxes that are imposed by reason of any present or former connection (including, without limitation, a permanent establishment in the Relevant Jurisdiction) between the Holder or beneficial owner of the Notes (or, if the Holder or beneficial owner is an estate, nominee, trust, partnership, corporation or other business entity, between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the Holder or beneficial owner) and the Relevant Jurisdiction with the power to levy or otherwise impose or assess such Taxes, other than a connection arising solely from the ownership of the Notes or a beneficial interest therein or the receipt of payments or the enforcement of rights thereunder;

(2) to any Holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary, limited liability company or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the limited liability company or partnership would not have been entitled to the payment of Additional Amounts had such beneficial owner, beneficiary, settlor or member been the actual Holder of the note;

(3) to any Taxes that are imposed or withheld because the Holder or beneficial owner of the Notes failed to accurately comply with a request from the Payor to meet any reasonable certification, identification or information reporting requirements concerning the nationality, residence or identity of the Holder or beneficial owner of the Notes, if such compliance is required as a precondition to exemption from, or reduction in, such Taxes;

(4) to any Taxes that are imposed other than by withholding or deduction by a Payor from the payment under, or with respect to, the Notes or the Guarantee;

(5) to any estate, inheritance, gift, sales, excise, transfer, wealth, personal property or similar Taxes;

(6) to any German withholding tax (Kapitalertragsteuer), plus solidarity surcharge (Solidaritätszuschlag) and church tax (Kirchensteuer), if any, thereon, levied in Germany by a custodian bank or a disbursing agent acting on behalf of the Holder;

(7) to any Taxes that are imposed or withheld pursuant to the German Act Combating Tax Avoidance and Unfair Tax Competition (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb), as amended from time to time;

(8) to any Taxes to the extent such Taxes were imposed as a result of the presentation of a note for payment (where presentation is required) more than 30 days after the relevant amount is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period); or

(9) in the case of any combination of any items (1) through (8).

In addition, any amounts to be paid on the Notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code, and no Additional Amounts will be required to be paid on account of any such deduction or withholding.

Each Payor will provide the Trustee and the Paying Agent with the official acknowledgment of the applicable Relevant Jurisdiction (or, if such acknowledgment is not available, other reasonable documentation) evidencing the payment of any Taxes in respect of which such Payor has paid any Additional Amounts. Copies of such documentation will be made available to the Holders or beneficial owners of the Notes upon written request therefor. The Trustee and the Paying Agent shall have no obligation to determine the amount of, and if any, Additional Amounts are due. The Trustee and the Paying Agent shall have no obligation to confirm the Issuer’s calculations and determinations with respect to Additional Amounts.

The Issuer will pay any stamp, issue, excise, property, registration, documentary or other similar taxes and duties, including interest, penalties and other liabilities, imposed by a Relevant Jurisdiction in respect of the creation, issue, delivery, registration and offering of the Notes or the execution of the Notes, the Indenture or any other related document or instrument; provided, for the avoidance of doubt, that the Issuer will not pay any taxes or duties (or interest, penalties or other liabilities imposed thereon) imposed on or in connection with a transfer of the Notes or the Guarantee other than on the initial sale by the underwriters. The Issuer and the Guarantor will also pay and indemnify the Holders and beneficial owners of the Notes from and against all court taxes or other similar taxes and duties, including interest, penalties and other liabilities, paid by any of them in any jurisdiction in connection with any action permitted to be taken by the Holders and beneficial owners to enforce our obligations, and the obligations of the Guarantor, with respect to the Notes.

The Notes and the Guarantee are subject in all cases to any applicable tax, fiscal or other law or regulation or administrative or judicial interpretation thereof. Except as specifically provided under this Section 2(g)(IV) and under Section 2(g)(II), the Issuer and the Guarantor do not have to make any payment to Holders with respect to any Taxes imposed by any governmental authority or political subdivision having the power to tax. The Paying Agent shall not be liable for any selection made by it in accordance with this clause (g).

(h)	Except as described under Section 2(g) above, the Notes will not be redeemable by the Issuer prior to maturity and will not be entitled to the benefit of any sinking fund.

(i)	If a Change of Control Repurchase Event (as defined below) occurs, unless the Issuer has exercised its right to redeem all of the Notes as described under Section 2(g) above, each Holder of the Notes shall have the right to require the Issuer to repurchase all or any part (equal to €100,000 and integral multiples of €1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

Within 30 days following any Change of Control Repurchase Event, or at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer, stating:

(i)	that such Change of Control Repurchase Event has occurred or is pending and that such Holder has the right to require the Issuer to repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date) (the “Change of Control Payment”);

(ii)	if such notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date;

(iii)	the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is mailed) (the “Change of Control Payment Date”); and

(iv)	the procedures determined by the Issuer, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (equal to €100,000 and integral multiples of €1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Issuer and, to the extent applicable, an executed new note or Notes evidencing any unpurchased portion of any Note or Notes surrendered for which the Trustee shall authenticate and deliver a new note or Notes as provided below.

The Trustee shall promptly as practicable mail, or shall cause the Paying Agent to promptly mail, to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly as practicable authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each such new note shall be in a principal amount of €100,000 and integral multiples of €1,000 in excess thereof.

If the Change of Control Payment Date is on or after an Interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Interest Record Date, and no additional interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

The Issuer shall not be required to make the Change of Control Offer upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to the Change of Control Offer to be made by the Issuer and repurchases all Notes validly tendered and not withdrawn under such offer.

The Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions in this Section 2(i), the Issuer shall comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions in this Section 2(i) by virtue of any such conflict.

For purposes of this Section 2(i), the following terms have the following meanings:

“Change of Control” means:

•	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Sections 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d- 5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Guarantor’s Voting Stock (or the Guarantor’s successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this Section 2(i), such person shall be deemed to beneficially own any of the Guarantor’s Voting Stock held by a parent entity, if such person “beneficially owns” (as defined above), directly or indirectly, more than a majority of the voting power of the Voting Stock of such parent entity); or

•	the Guarantor consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which any of the Guarantor’s outstanding Voting Stock or outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Guarantor’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

•	the first day on which a majority of the members of the Guarantor’s Board of Directors are not Continuing Directors; or

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Guarantor’s assets and the assets of the Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to the Guarantor or one of the Guarantor’s Subsidiaries; or

•	the adoption by the Guarantor’s stockholders of a plan or proposal for the Guarantor's liquidation or dissolution; or

•	the Guarantor ceases to own, directly or indirectly, 100% of all equity interests in the Issuer.

Notwithstanding the foregoing, a transaction shall not be considered to be a Change of Control if (A) the Guarantor becomes a direct or indirect wholly owned Subsidiary of a holding company and (B) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Guarantor’s Voting Stock immediately prior to that transaction or (2) no person or group is the beneficial owner, directly or indirectly, of more than a majority of the total voting power of the Voting Stock of the holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline with respect to such Change of Control. Notwithstanding anything in this Section 2(i), no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Guarantor’s Board of Directors who (a) was a member of the Guarantor’s Board of Directors on the date of issuance of the Notes or (b) was nominated for election or elected to the Guarantor’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Guarantor’s Board of Directors at the time of such nomination or election.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s shall not make a rating on the Notes publicly available, another Rating Agency.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means each of S&P and Moody’s or, to the extent S&P or Moody’s or both do not make a rating on the Notes publicly available, a “nationally recognized statistical rating organization” (within the meaning of Section 3(a)(62) under the Exchange Act) or “organizations”, as the case may be, selected by the Issuer (as certified by a resolution of the Guarantor’s Board of Directors), which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means, with respect to a Change of Control, the Notes cease to be rated Investment Grade by each Rating Agency on any date during the period (“Trigger Period”) from the date of the public notice of an arrangement that could result in such Change of Control until 60 days following the consummation of such Change of Control (which Trigger Period will be extended for so long as the rating on the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors, managers or trustees, as applicable, of such Person.

(j)	The Notes shall be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

(k)	The Notes shall be issued only in registered form without coupons. The Notes shall be represented by one or more Global Securities deposited with, or on behalf of, a common depositary for Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) (or a successor or clearing system) in the form set forth in Exhibit A hereto.

(l)	In the event of a declaration of acceleration of the maturity of the Notes pursuant to Section 6.2 of the Indenture, 100% of the principal amount of the Notes shall be payable.

(m)	The Notes shall be issued in euros.

(n)	Subject to Section 2(o) hereof, principal of and premium, if any, and interest on the Notes shall be paid in euros in immediately available funds.

(o)	Initial Holders will be required to pay for the Notes in euro, and all payments of interest and principal, including payments made upon any redemption of the Notes and any payment of additional amounts will be payable in euro. However, if, on or after March 24, 2026, the euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond the Issuer’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. Dollars until the euro is again available to the Issuer or so used. The amount payable on any date in euro will be converted into U.S. Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. Dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the Notes so made in U.S. Dollars will not constitute an event of default under the Notes or the Indenture governing the Notes. Neither the Trustee nor the Paying Agent shall have any responsibility for determining or verifying any calculation or conversion in connection with the foregoing.

(p)	N/A

(q)	N/A

(r)	N/A

(s)	Other than as set forth in Section 2(i) above, there shall be no additions to or changes in the covenants set forth in Article IV or V of the Indenture that apply to the Notes.

(t)	The Notes shall not be convertible to any other securities of the Issuer.

(u)	(I) The Notes shall be the senior unsecured and unsubordinated debt securities of the Issuer and shall rank equally with all of the Issuer’s existing and future senior unsecured and unsubordinated indebtedness, including the Issuer’s 2.000% Euro Senior Notes due 2028, and senior in right of payment to any of the Issuer’s future indebtedness that is expressly subordinated to the Notes. However, the Notes shall be structurally subordinated to the indebtedness of the Issuer’s Subsidiaries and effectively subordinated to any of the Issuer’s future secured indebtedness to the extent of the value of the assets securing such indebtedness.

(II) The Guarantee shall be the senior unsecured and unsubordinated debt securities of the Guarantor and shall rank equally in right of payment with all of the Guarantor’s existing and future senior unsecured and unsubordinated indebtedness and senior in right of payment to any of the Guarantor’s future unsecured and subordinated indebtedness. However, the Guarantee shall be structurally subordinated to the indebtedness of the Guarantor’s Subsidiaries and effectively subordinated to any of the Guarantor’s future secured indebtedness to the extent of the value of the assets securing such indebtedness.

(v)	U.S. Bank Europe DAC shall initially act as the Transfer Agent, Registrar and Paying Agent for the Notes. Upon notice to the Trustee, the Issuer may change any Paying Agent or Registrar, and the Issuer or any of its subsidiaries may act as Paying Agent or Registrar. For so long as the Notes are listed on the Official List of Euronext Dublin and admitted for trading on the Global Exchange Market thereof and the rules of Euronext Dublin so require, the Issuer will publish a notice of any change of Paying Agent, Registrar or Transfer Agent to the extent and in the manner permitted by such rules, posted on the official website of Euronext Dublin (www.euronext.com/en/markets/dublin).

(w)	The Notes will be guaranteed on a senior unsecured basis by the Guarantor upon issuance, pursuant to Article X of the Indenture. The Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the Guarantor without rendering the Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(x)	N/A

(y)	The Issuer may, without notice to, or the consent of, the Holders of the Notes, issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes, other than, in each case, the issue date, issue price and, in some cases, the first Interest Payment Date. The Issuer will only be permitted to issue such additional Notes if, at the time of such issuance, the Issuer is in compliance with the covenants contained in the Indenture. Any additional Notes will be part of the same issue as the Notes and will vote on all matters with the Holders of the Notes, provided that if such additional Notes are not fungible for U.S. federal income tax purposes with the Notes, such additional Notes will be issued with a separate ISIN, Common Code and/or any other identifying number, and provided further that in the case of any Notes represented by Global Securities, for so long as may be required by the United States Securities Act of 1933, as amended, or the procedures of the Common Depositary for Euroclear or Clearstream (or a successor clearing system), such additional Notes will be represented by one or more separate Global Securities in accordance with the terms of the Indenture and subject to applicable transfer or other restrictions.

3.	Solely with respect to the Notes, Section 2.7 of the Indenture shall be replaced in its entirety with the following:

“SECTION 2.7. Transfer and Exchange. Where Securities of a Series are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Securities of the same Series, the Registrar shall register the transfer or make the exchange if the requirements for such transactions are met. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee, upon receipt of a written order signed in the name of the Issuer by an Officer of the Issuer (an “Issuer Order”) directing the authentication and delivery thereof, shall authenticate and deliver Securities in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Securities in exchange for such Global Securities. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Issuer or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Sections 2.11, 3.6 or 9.6).

Neither the Issuer nor the Registrar shall be required (a) to issue, register the transfer of, or exchange Securities of any Series for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of Securities of such Series selected for redemption and ending at the close of business on the day of such mailing, (b) to register the transfer of or exchange Securities of any Series selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part or (c) to register the transfer of or exchange Securities of any Series which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer (as defined in Section 2(i) of the Officer’s Certificate of the Issuer and the Guarantor, dated March 30, 2026, relating to the 3.625% Senior Notes due March 30, 2031 (Common Code / ISIN: 331622575 / XS3316225757)).

Prior to the due presentation for registration of transfer of any Securities, the Issuer, the Trustee, the Paying Agent and the Registrar may deem and treat the person in whose name such Securities are registered as the absolute owner of such Securities for the purpose of receiving payment of principal of and interest, if any, on such Securities and for all other purposes.

Any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interest in such Global Security may be effected only through a book-entry system maintained by Euroclear Bank SA/NV (“Euroclear”) and/or Clearstream Banking SA (“Clearstream”) (and/or its or their successor clearing system(s)) and their respective direct and indirect participants, as the case may be, and that ownership of a beneficial interest in the Security shall be required to be reflected in a book-entry system. So long as the Global Securities remain outstanding and are held by or on behalf of the common depositary, transfer of beneficial interests in a Global Security and transfers increasing or decreasing the aggregate principal amount of a Global Security may be conducted only in accordance with the rules and procedures of Euroclear and/or Clearstream (and/or its or their successor clearing system(s)), as the case may be. In the event a Global Security, or any portion thereof, is redeemed, Euroclear and/or Clearstream, as applicable, will distribute the amount received by them in respect of the Global Security so redeemed to the holders of the book-entry interests in such Global Security from the amount received by it in respect of the redemption of such Global Security.”

4.	Solely with respect to the Notes, Section 2.14(b) of the Indenture shall be replaced in its entirety with the following:

“SECTION 2.14(b)  Transfer and Exchange. Notwithstanding any provisions to the contrary contained in Section 2.7, owners of book-entry interests will receive certificated Notes in registered form (the “Certificated Notes”) only in the following circumstances: (1) if either Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary or that the common depositary with whom any Global Security is deposited is unwilling or unable to continue to act as common depositary and a successor Depositary for such Global Securities is not appointed by the Issuer within 90 days after the Issuer receives such notice, (2) in whole, but not in part, at any time if the Issuer in its sole discretion determines that any Global Security should be exchanged for Certificated Notes, or (3) if the owner of a book-entry interest requests such exchange in writing delivered through either Euroclear or Clearstream in the event that the Notes have become immediately due and payable in accordance with Sections 6.1 and 6.2. In each case, the Issuer shall execute, and the Trustee, upon receipt of an Issuer Order (copied to the Paying Agent, Registrar and common depositary) directing the authentication and delivery thereof, shall authenticate and deliver, Certificated Notes in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Securities in exchange for such Global Securities. Upon the exchange of such Global Securities for Certificated Notes, the Global Securities shall be cancelled by the Trustee. Upon receipt of notice from the Depositary in accordance with this subsection, Euroclear and/or Clearstream (and/or its or their successor clearing system(s)) and the Trustee, as the case may be, and the Issuer shall use its commercially reasonable efforts to make arrangements with the common depositary for the exchange of interests in the Global Securities for Certificated Notes and cause the requested Certificated Notes to be executed and delivered to the Registrar in sufficient quantities and authenticated by the Trustee for delivery to Holders. Holders exchanging interests in a Global Security for Certificated Notes shall be required to provide to the Registrar, through the relevant clearing system (and in separate writings, if required by the Trustee, Paying Agent and/or Registrar), written instructions and other information required by the Issuer and the Registrar to complete, execute and deliver such Certificated Notes. Certificated Notes delivered in exchange for any Global Security or beneficial interests in Global Securities will be registered in the names, and issued in any approved denominations, requested by the relevant clearing system (in accordance with its customary procedures).

Other than as provided for in this Section 2.14(b), a Global Security is not exchangeable for a Certificated Note or Certificated Notes.”

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Officers’ Certificate on behalf of the Issuer and the Guarantor in his capacity as specified below.

Dated: March 30, 2026

AMPHENOL TECHNOLOGIES HOLDING GMBH

By:	/s/ Lance D’Amico
Name: Lance D’Amico
Title: Managing Director

AMPHENOL CORPORATION

By:	/s/ Lance D’Amico
Name: Lance D’Amico
Title: Executive Vice President, Secretary and General Counsel

[Signature Page to Officers’ Certificate (Pursuant to Section 2.2 of the Indenture)]

Exhibit A

Form of Note

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY, BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR COMMON DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V, AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING S.A. (“CLEARSTREAM,” AND TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS TO BE MADE TO THE COMMON DEPOSITARY OR ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY OR AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY OR ITS NOMINEE, HAS AN INTEREST HEREIN.

ISIN: XS3316225757

Common Code: 331622575

No. [ ]	€[ ]

Amphenol Technologies Holding GmbH

3.625% Senior Notes due 2031

Amphenol Technologies Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) registered in Stuttgart, Germany under company number HRB 104157 and having its registered office at August-Häußer-Strasse 10, 74080 Heilbronn, Germany (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to USB Nominees (UK) Limited, as nominee for the Common Depositary, or its registered assigns, the principal sum of [ ] (€[ ]), on March 30, 2031 (such date is hereinafter referred to as the “Stated Maturity”), and to pay interest on said principal sum, from March 30, 2026 or from the next most recent date to which interest has been paid or duly provided for, annually, on March 30 of each year (the “Interest Payment Date”), commencing on March 30, 2027, at the rate of 3.625% per annum until the principal hereof shall have been paid or duly made available for payment and, to the extent permitted by law, to pay interest on any overdue principal and premium, if any, and on any overdue installment of interest from time to time on demand at the rate borne by the Notes.

The interest so payable shall be paid to the persons in whose name the Notes are registered at the close of business on the day that is one Business Day immediately preceding the applicable Interest Payment Date (each such date is referred to as an “Interest Record Date”). A “Business Day” shall mean any day on which commercial banks and foreign exchange markets are open for business in New York and London and which is a day on which the real time gross settlement system operated by the Eurosystem, or any successor system (“T2”) is operating.

The amount of interest payable on any Interest Payment Date shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or March 30, 2026, if no interest has been paid), to but excluding the next scheduled Interest Payment Date (ACTUAL/ACTUAL (ICMA)). If any date on which any Interest Payment Date, any redemption date or the Stated Maturity falls on a day that is not a Business Day, then payment of such amounts payable on such date will be made on the next succeeding Business Day as if made on the date that payment was due (and, except as provided in Section 2(g)(IV) of the Officers’ Certificate (as defined herein), without any interest or other payment in respect of such delay) with the same force and effect as if made on such Interest Payment Date, such redemption date or Stated Maturity, as the case may be.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the Persons who are Holders of the Notes on a subsequent special record date. The Company shall fix the record date and payment date. At least ten days before the record date, the Company shall deliver to the Trustee and to each Holder of the Notes a notice that states the record date, the payment date and the amount of interest to be paid. The Company may pay defaulted interest in any other lawful manner.

Payments on the Notes will be made through the principal paying agent. Payments on the Notes will be made at the specified office or agency of the principal paying agent. The Company may also choose to pay interest by mailing checks or making wire transfers. The Company may also arrange for additional paying agent offices and may change these offices.

Notwithstanding the foregoing, as long as this Note is represented by a Global Note, payments of principal of, premium, if any, and interest on this Note will be made in immediately available funds to the Common Depositary or its nominee as the initial holder of this Note.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE FOLLOWING PAGES HEREOF, WHICH FURTHER PROVISIONS SHALL, FOR ALL PURPOSES, HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

Amphenol Technologies Holding GmbH

By:
Name:
Title:

[Signature Page to the Global Note (EUR)]

CERTIFICATE OF AUTHENTICATION

This Global Note is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY,
NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

Dated:

[Signature Page to Global Note (EUR)]

(REVERSE OF NOTE)

Amphenol Technologies Holding GmbH

3.625% Senior Notes due 2031

This Global Note designated on the face hereof as 3.625% Senior Notes due 2031 (the “Notes”) is a duly authorized issue of securities of the Company issued and issuable in one or more series under an indenture, dated as of March 30, 2026 (the “Base Indenture”), between the Company, Amphenol Corporation, as guarantor (the “Guarantor”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee,” which term includes any successor trustee under such indenture), to such indenture, as supplemented by an Officers’ Certificate dated as of March 30, 2026 establishing the terms of the Notes (the “Officers’ Certificate,” and together with the Base Indenture, the “Indenture”), reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the holders of the securities issued thereunder and of the terms upon which said securities are, and are to be, authenticated and delivered. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

The Notes are not subject to a mandatory or optional sinking fund requirement.

The Company’s obligations under the Notes are fully and unconditionally guaranteed, to the extent set forth in the Indenture, by the Guarantor.

The Notes shall be redeemable, at the Company’s option, in whole or in part, at any time or from time to time, at the redemption prices described in the Indenture.

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem all of the Notes as described above, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to €100,000 and integral multiples of €1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described in the Indenture, at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

If an Event of Default (as defined in the Indenture) with respect to the Notes occurs and is continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding to be affected. Without the consent of any Holder of Securities, the Indenture or the Securities may be amended to cure, correct or supplement any ambiguity, omission, defect or inconsistency as to the Securities or to make any change that does not adversely affect the rights of any Holder of the Securities in any material respect. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Until such waiver becomes effective, a consent to it by a Holder of this Note is a continuing consent by the Holder and every subsequent Holder of this Note or portion of this Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on this Note. However, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of this Note if the Trustee receives the notice of revocation before the date of the waiver becomes effective. Any amendment or waiver once effective shall bind every Holder affected by such amendment or waiver, subject to certain exceptions provided for in the Indenture.

Every amendment to the Indenture or the Securities shall be set forth in a Supplemental Indenture that complies with the TIA as then in effect.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times and place and at the rate and in the currency herein prescribed.

A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Company or the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. Neither the Company nor the Registrar shall be required (a) to issue, register the transfer of, or exchange Notes for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of such mailing, (b) to register the transfer of or exchange Notes selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part or (c) to register the transfer of or exchange the Notes which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer (as defined in Section 2(i) of the Officers’ Certificate).

The Company and the Guarantor may be discharged from their obligations under the Notes and the Note Guarantee and under the Indenture with respect to the Notes and the Note Guarantee except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Notes and in the Indenture with respect to the Notes and the Note Guarantee, in each case upon satisfaction of certain conditions specified in the Indenture.

A director, officer, employee or stockholder, as such, of the Company, the Guarantor or any of the Guarantor’s subsidiaries (including the Company) shall not have any liability for any obligations of the Company or the Guarantor under this Note and the Note Guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Note.

The registered Holder of this Note shall be treated as the owner of it for all purposes.

If funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company at its written request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

The Trustee shall initially act as Service Agent for the Notes. U.S. Bank Europe DAC shall initially act as Paying Agent, Transfer Agent, and Registrar (as defined in the Indenture) for the Notes. The Notes shall be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Notes shall be issued only in registered form without coupons. The Notes shall be deposited with, or on behalf of, a common depositary for Euroclear and Clearstream. In the event of a declaration of acceleration of the maturity of the Notes pursuant to the Indenture, 100% of the principal amount of the Notes shall be payable. The Notes shall be issued in euros and principal of and premium, if any, and interest on the Notes shall be paid in euros. If, on or after March 24, 2026, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in United States dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euros will be converted into United States dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent United States dollars/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the Notes so made in United States dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. The Notes shall be unsecured debt securities of the Company. The Notes shall not be convertible to any other securities of the Company. The Indenture, this Note and the Note Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to the Notes in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Company agrees (i) upon written request of the Trustee, to provide to the Trustee, to the extent reasonably available to the Company, sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and Zip Code)

and irrevocably appoint

to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:

Your Signature: _____________________________________________________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to the provisions hereof, check the box: ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to the provisions hereof, state the amount you elect to have purchased: $ ___________________________________________

Date:

Your Signature: _____________________________________________________
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: ________________________________________________

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).